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                                                                    EXHIBIT 3(E)


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

         Universal Automotive Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), hereby certifies that the following resolutions were duly adopted on October 30, 2001 by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company's Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of a series of the Company's Preferred Stock, par value of $.01 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows (together the "CERTIFICATE OF DESIGNATIONS"):

         1.       DESIGNATION AND AMOUNT.

         The designation of this series, which consists of 100,000 shares of Preferred Stock, is the Series B Preferred Stock (the "SERIES B PREFERRED STOCK") and the face amount shall be twenty dollars ($20.00) per share (the "STATED VALUE").

         2.       DIVIDENDS.

         The holders of shares of the Series B Preferred Stock (each a "SERIES B HOLDER" and collectively, the "SERIES B HOLDERS") shall be entitled to receive such dividends as would have been received by the Series B Holders with respect to the shares of the Company's common stock, $.01 par value (the "COMMON SHARES" or "COMMON STOCK") had such shares of Series B Preferred Stock then been converted to Common Stock ("DIVIDENDS"), whenever funds are legally available, and when and as declared by the Company's Board of Directors. Dividends on the Series B Preferred Stock will be distributed ratably among the Series B Holders and in preference to dividends paid on any Junior Securities (as defined below). Dividends on the Series B Preferred Stock are not cumulative and will accrue only if declared by the Board of Directors.

         3.       PRIORITY.

         a. Payment upon Dissolution, Etc. Upon the occurrence and continuation of (i) any liquidation, bankruptcy, reorganization, dissolution, or winding up of the Company;
                  (ii) any consolidation or merger of the Company into or with any other entity or entities; (iii) any sale or transfer by the Company of all or substantially all of its assets; or (iv) any sale or issuance or series of sales and/or issuances of shares of the Company's capital stock by the Company or any holders thereof which results in any person (with all persons that are party to an employment agreement with the Company deemed to be one person for purposes this Paragraph 3(a)) or group of affiliated persons (other than the


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                  owners of Common Stock or the Company's Series A Preferred
                  Stock as of the date of the closing of the purchase of the Series B Preferred Stock) owning capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board of Directors (the events described in (i), (ii), (iii) and (iv) above, hereinafter referred to as a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock (other than the Company's Series A Preferred Stock, $.01 par value (the "SERIES A PREFERRED STOCK") or Parity Securities (as defined below)) of the Company unless prior thereto each Series B Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series B Preferred Stock then held by the Series B Holder.

         In the event that upon the occurrence of a Liquidation Event, after distribution to the holders of the Company's Series A Preferred Stock (the "SERIES A HOLDERS") in satisfaction of the Series A Holders' liquidation preference as stated in the Certificate of Designation of the Rights, Privileges and Preferences of Series A Preferred Stock of Universal Automotive Industries, Inc., the assets available for distribution to the Series B Holders and to the holders of any Parity Securities (as defined below) are insufficient to pay the Liquidation Preference (as defined below) with respect to all of the outstanding shares of Series B Preferred Stock and the liquidation preference of the Parity Securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. "PARITY SECURITIES" means any Preferred Stock of any series which shall, if the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series B Preferred Stock in any distribution of assets. "JUNIOR SECURITIES" means the Common Shares and the shares of any other class or series of equity securities of the Company which (by the terms of the Certificate of Incorporation or of the instrument by which the Board, acting pursuant to authority granted in the Certificate of Incorporation, as amended from time to time, shall fix the relative rights, preferences and limitations thereof) shall be subordinated or junior to the rights of the Series B Holders upon a Liquidation Event.

         b. Liquidation Preference. The "LIQUIDATION PREFERENCE" with respect to a share of Series B Preferred Stock shall mean an amount equal to the Stated Value of such share, plus any declared and unpaid dividends with respect thereto.

         c. Distribution After Payment of Liquidation Preference. After payment to the Series A Holders of the liquidation preference on the Series A Preferred Stock, payment to the Series B Holders of the Liquidation Preference and payment to the holders of any Parity Securities of the liquidation preference of the Parity Securities, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Common Shares.

         d. Ranking. The Series B Preferred Stock will rank with respect to rights upon a Liquidation Event (i) junior to the Series A Preferred Stock, including any shares of Series A Preferred Stock issued to Venture Equities Management, Inc. or its affiliates in the future; (ii) senior to Junior Securities, as they exist on the date hereof or as the Junior Securities may be constituted from time to time; and (iii) on a parity with Parity Securities, as the Parity Securities may be constituted from time to time.

         4.       REDEMPTIONS.

         a. Redemption at the Option of the Company. The Company shall be entitled, in its




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                  discretion, to redeem all, but not less than all, of the
                  shares of Series B Preferred Stock at any time.

         b. Redemption Payment. For each share of Series B Preferred Stock that is to be redeemed pursuant to Paragraph 4(a), the Company shall be obligated on the Redemption Date (as defined below) to pay to the Series B Holder (upon surrender by such holder at the Company's principal office of the certificate representing such share) an amount in United States dollars in immediately available funds equal to the Liquidation Preference. Prior to any redemption of Series B Preferred Stock, the Company will declare for payment and pay all accrued and unpaid dividends with respect to the shares of Series B Preferred Stock that are to be redeemed.

         c. Notice of Redemption. The Company shall mail written notice of the redemption of Series B Preferred Stock to each holder of record thereof (as of the close of business on the business day immediately preceding the day on which such notice is given) specifying a closing date no more than ten (10) days following the date of delivery of the notice. Upon mailing any notice of redemption, the Company shall become obligated to redeem all, but not less than all, of the outstanding Series B Preferred Stock at the time of redemption specified therein.

         d. Dividends After Redemption Date. No redeemed share of Series B Preferred Stock shall be entitled to any dividends accruing after the Redemption Date. On such Redemption Date, all rights of each holder of such redeemed Share shall cease, and such redeemed share shall not be deemed to be outstanding.

         e. Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed, purchased, or otherwise acquired by the Company pursuant to any provision of this Certificate of Designation shall be canceled and retired, and shall not be reissued, sold, or transferred.

         f. Redemption Date. As used in this Certificate of Designations, as to any share of Series B Preferred Stock, "REDEMPTION DATE" means the date specified in the notice of redemption provided by the Company pursuant to Paragraph 4(c); provided that no such date shall be a Redemption Date unless the Liquidation Preference of such share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         5.       CONVERSION.
                  ----------

         a. Right to Convert. Subject to the limitations contained in Paragraph 5(f) below, and the adjustments in Paragraph 6 below, each Series B Holder shall have the right to convert at any time and from time to time, each of its shares of Series B Preferred Stock into the number of fully-paid and non-assessable Common Shares, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the "CONVERSION SHARES"), as is computed in accordance with the terms hereof (a "CONVERSION"). At least twenty (20) days before any Liquidation Event, the Company shall deliver a notice to each Series B Holder setting forth the principal terms of the anticipated Liquidation Event at its address as shown on the stock records of the Company or such other address as any such party shall deliver to the Company. Such



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                  notice shall include a description of the amounts that the
                  Company, in its reasonable judgment, estimates would be paid to the Series B Holders under Paragraph 3(a) above upon the Liquidation Event. No later than fifteen (15) days after delivery of the notice, each Series B Holder may deliver an election to the Company notifying the Company that the Series B Holder desires to convert such Series B Holder's shares of Series B Preferred Stock to Common Shares pursuant to this Paragraph 5(a) and, if no such election is delivered to the Company and such Liquidation Event occurs, such Series B Holder's conversion rights with respect to the Series B Preferred Stock shall terminate, and such Series B Holder shall receive only such amounts as are provided for under Paragraph 3(a).

         b. Reservation of Common Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, the number of its Common Shares (the "RESERVED AMOUNT") as shall from time to time be sufficient to effect the Conversion of the Series B Preferred Stock. If the Company shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the Conversion of the outstanding shares of Series B Preferred Stock, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from any preemptive rights, for the Conversion.

         c. Conversion Notice. In order to convert shares of Series B Preferred Stock, or any portion thereof, the Series B Holder shall send by "Courier" (as hereinafter defined), or facsimile transmission (with a hard copy to follow by first class mail) at least one business day before the Series B Holder wishes to effect a Conversion (the "CONVERSION DATE"), (i) a notice of conversion to the Company and to its designated transfer agent, if any, for the Common Shares (the "TRANSFER AGENT") stating the number of shares of Series B Preferred Stock to be converted, the amount of dividends declared but unpaid on the shares of Series B Preferred Stock then held by the Series B Holder up to and including the Conversion Date, the applicable Conversion Rate and a calculation of the number of Common Shares issuable upon the Conversion (a "CONVERSION NOTICE") and (ii) a copy of the certificate or certificates representing the Series B Preferred Stock being converted. The Series B Holder shall thereafter send the original of the certificate or certificates by overnight mail to the Company. In the case of a dispute as to the calculation of the Conversion Rate (as defined below) or the number of Conversion Shares issuable upon a Conversion, the Company shall promptly issue to the Series B Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) business days of receipt of the Series B Holder's Conversion Notice. The Company shall cause its accountants to calculate the Conversion Rate as provided herein and to notify the Company and the Series B Holder of the results in writing no later than two (2) business days following the day on which it received the disputed calculations. The accountants' calculation shall be deemed conclusive absent manifest error. The fees of the accountants shall be borne by the Company. Delivery by Courier shall be the date of actual delivery to the office of the Transfer Agent of a Conversion Notice sent by the Series B Holder via Federal Express or other nationally recognized courier service (a "COURIER").


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         d.       Number of Conversion Shares; Conversion Rate. Each share of
                  Series B Preferred Stock is convertible, pursuant to a Conversion, into duly and validly issued, fully paid and nonassessable Common Shares at a rate of ten (10) Common Shares for each share of Series B Preferred Stock, subject to adjustment as set forth below (this rate, as adjusted from time to time, the "CONVERSION RATE").

         e. Delivery of Common Shares Upon Conversion; Legend. Upon receipt of a Conversion Notice pursuant to Paragraph 5(d) above, the Company shall, no later than the close of business on the later to occur of (i) the third (3rd) business day following the Conversion Date set forth in the Conversion Notice and (ii) the business day following the day on which the original certificate or certificates representing the shares of Series B Preferred Stock being converted are received by the Company (the "DELIVERY DATE"), issue and deliver or caused to be delivered to the Series B Holder the number of Conversion Shares as determined hereunder. Each certificate representing the Conversion Shares shall bear the following legend:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER FEDERAL OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR (II) IN ACCORDANCE WITH EXEMPTIONS FROM REGISTRATION UNDER ALL FEDERAL AND APPLICABLE STATE SECURITIES LAWS. IF REASONABLY REQUESTED BY THE COMPANY, HOLDER SHALL FURNISH TO THE COMPANY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH SALE, TRANSFER OR DISPOSITION DOES NOT REQUIRE REGISTRATION UNDER ANY FEDERAL OR APPLICABLE STATE SECURITIES LAW.

         f. No Fractional Shares. No fractional Common Shares shall be issued upon the Conversion of any Series B Preferred Stock. Upon any Conversion, in lieu of any fractional Share otherwise issuable in respect of the aggregate number of shares of Series B Preferred Stock of any Series B Holder that are converted, the Series B Holder shall be entitled to receive an amount in cash (computed to the nearest cent, with one-half cent rounded upward) equal to the same fraction of the current value of one Common Share, as conclusively determined by the Company's Board of Directors in its sole and absolute discretion. If more than one share of Series B Preferred Stock is surrendered for Conversion at one time by or for the same Series B Holder, the number of full Common Shares issuable upon Conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock surrendered.

         6.       ADJUSTMENTS TO CONVERSION RATE.

         a. Adjustment. From and after the date hereof, the Conversion Rate is subject to adjustment from time to time as provided below in this Paragraph 6(a).

                  i. If the Company sets a Determination Date (as defined below) with respect to the payment of, or the making of, a dividend or other distribution in Common Shares or other equity securities, or any indebtedness or other securities



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                           convertible into equity securities, with respect to
                           its Common Shares or other equity securities, or any indebtedness or other securities convertible into equity securities, (including by way of reclassification of any of its Common Shares), the Conversion Rate in effect on the day following the Determination Date shall be increased by multiplying the Conversion Rate in effect on the Determination Date by a fraction, the numerator of which shall be:

         the sum of the number of Common Shares outstanding on the Determination Date, immediately prior to the dividend or other distribution, plus the total number of Common Shares (including the number of Common Shares into which such equity securities, indebtedness or other securities, may be converted) constituting the dividend or other distribution;

and the denominator of which shall be:

         the number of Common Shares outstanding on the Determination Date, excluding the effect of the dividend or distribution.

For the purposes of this Paragraph 6, the number of Common Shares at any time outstanding (i) shall include, in addition to outstanding Common Shares, the number of Common Shares into which the Series B Preferred Stock, or any of the Company's other equity securities, indebtedness or other securities are convertible; (ii) shall include the number of Common Shares into which any of the Company's vested options or warrants (including warrants exercisable for equity securities or indebtedness convertible into Common Shares) are then convertible; and (iii) shall not include treasury shares. For the purposes of this Paragraph 6, the number of Common Shares constituting the dividend or other distribution shall include, if applicable, Common Shares represented by cash issued in lieu of fractional Common Shares. The increase in the Conversion Rate will become effective on the day following the Determination Date. The "DETERMINATION DATE" means, with respect to any dividend or other distribution, the date fixed for the determination of the holders of Common Shares or other equity securities of the Company entitled to receive the dividend or distribution.

                  ii. If outstanding Common Shares are subdivided or split into a greater number of Common Shares, or combined into a lesser number of Common Shares, the Conversion Rate in effect on the day following such split or combination shall be increased in the case of a split, or decreased in the case of a combination, by multiplying the Conversion Rate in effect on the date of the split or combination by a fraction, the numerator of which shall be:

         the sum of the number of Common Shares outstanding immediately after the split or combination;

and the denominator of which shall be:

         the number of Common Shares outstanding immediately prior to the split or combination, excluding the effect of such split or combination.

                  iii. Except for any Exempt Offering (as defined below), if the Company at any time after the date hereof sells, transfers, or otherwise conveys Common Shares or other equity securities of the Company or indebtedness or other securities convertible into other equity securities of the Company (the "ISSUED

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                           SECURITIES") to officers, directors, employees or
                           affiliates of the Company at a price per Common Share (the "SALE PRICE") less than the "IMPLIED PRICE" (which is defined as the Implied Value (as defined below) divided by the Conversion Rate) on the sale date for the issuance of the Issued Securities (the "SALE DATE"), then the Conversion Rate in effect on the date immediately prior to the Sale Date shall be adjusted so that it shall equal the number of Common Shares determined by dividing the Implied Value by the Quotient (as defined below); provided, however, that such adjustment shall be made only if the Quotient is less than the Implied Price in effect immediately prior to the Sale Date.

         The following terms shall have the following meanings in this Certificate of Designations:

         "EXEMPT OFFERING" shall mean the issuance of: (i) up to 4,100,000 shares of Common Stock pursuant to the exercise of the existing warrants held by the Series A Holders (subject to adjustment based upon the antidilution rights contained in said warrants), (ii) shares of Series A Preferred Stock issued to Venture Equities Management, Inc. or its affiliates, and (iii) Common Shares reserved for issuance to officers, directors, employees, sales representatives and consultants of the Company, including without limitation pursuant to any stock option plan adopted by the Company from time to time, including the plan presently covering 1,400,000 shares ("STOCK OPTION SHARES"), in each case as any of these numbers may be adjusted to give effect to any split or combination of the Common Shares occurring after the date of this Certificate of Designations.

         "IMPLIED VALUE" shall be equal to $13.90 (subject to proportionate adjustment for stock splits, reverse stock splits, recapitalizations and analogous transactions).

         "QUOTIENT" shall mean the quotient obtained by dividing:

                  (a) an amount equal to the sum of (i) the number of Common Shares outstanding (as calculated according to Paragraph 6(a)) on the Sale Date multiplied by the Implied Price in effect on the Sale Date, and (ii) the aggregate consideration to be received by the Company if all Issued Securities are sold, by

                  (b) an amount equal to the sum of (i) the number of Common Shares outstanding on the Sale Date, and (ii) the number of Common Shares included in the Issued Securities, plus Common Shares issuable upon conversion of the Issued Securities, including upon conversion of securities or indebtedness into which the Issued Securities are convertible.

         If Issued Securities are issued for a consideration part or all of which shall be cash, the cash consideration included in determining the Sale Price shall be the amount of such cash received by the Company, provided that no deduction shall be made for any commissions, discounts or expenses incurred by the Company for any underwriting of the Issued Securities or otherwise in connection therewith. If Issued Securities are issued for a consideration in whole or in part other than cash, the value of the non-cash consideration included in determining the Sale Price shall be the fair value thereof as determined in good faith by the Board of Directors, and this determination shall be conclusive.

                  iv. All adjustments to the Conversion Rate will be calculated to the nearest 1/100th of a Common Share. No certificate of other notice of an adjustment in the Conversion Rate will be required unless the adjustment would require



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                           an increase or decrease of at least one percent in
                           the Conversion Rate; provided, however, that any adjustments which by reason of this Paragraph 6(a)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Conversion Rate shall be made successively.

         b. Adjustment for Reorganization, Consolidation or Merger. If there shall occur any (i) capital reorganization or any reclassification of the Common Shares or other equity securities of the Company, or (ii) consolidation, merger or other business combination of the Company with or into another corporation or other entity in which the Company is the surviving entity (each, an "ORGANIC CHANGE"), each outstanding share of Series B Preferred Stock shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Common Shares deliverable upon conversion of each share of Series B Preferred Stock would have been entitled upon the Organic Change. Appropriate adjustment (as determined by the Board) shall be made in the application of the provisions hereof with respect to the rights of the Series B Holders so that the provisions hereof (including, without limitation, provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

         c. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate with respect to the Series B Preferred Stock pursuant to this Paragraph 6, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Series B Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Series B Holder, furnish or cause to be furnished to such Series B Holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rate, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

         7.       VOTING RIGHTS.

         Except as otherwise provided by law or by this Paragraph 7, the Series A Holders, the Series B Holders and the holders of Common Shares shall vote as one class in any and all matters with respect to which holders of Common Shares have voting or consent rights. Each share of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of Conversion Shares into which a share of Series B Preferred Stock is then convertible; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote. The Conversion Rate to be used in connection with the foregoing shall be the Conversion Rate in effect on the date fixed for the determination of holders of Common Shares entitled to vote on the matter.

         8.       MISCELLANEOUS.

         a. Transfer of Series B Preferred Stock. A Series B Holder may not sell, transfer or otherwise dispose of all or any portion of the shares of Series B Preferred Stock held by the Series B Holder to any person or entity unless the sale, transfer or disposition is the



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                  subject of an effective registration statement under the
                  Securities Act or the Series B Holder delivers an opinion of counsel to the effect that the sale, transfer or disposition is exempt from registration under the Securities Act and under any other applicable federal or state securities laws, rules and regulations. From and after the date of any permitted sale, transfer or disposition, the transferee shall be deemed to be a Series B Holder. Upon any permitted sale, transfer or disposition, the Company shall, promptly following the return of the certificate or certificates representing the shares of Series B Preferred Stock that are the subject of the sale, transfer or disposition, issue and deliver to the transferee a new Certificate in the name of the transferee.

         b. Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate if mutilated, the Company shall execute and deliver to the Series B Holder a new certificate identical in all respects to the original certificate.

         c. Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate of Designations shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow as designated in subparagraph (ii) or
                  (iii) immediately below) on or before 5:00 p.m., central time, on a business day or, if the day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

                  If to the Company:      Universal Automotive Industries, Inc.
                                          11859 South Central Avenue
                                          Alsip, Illinois  60803
                                          Attention: Arvin Scott
                                          Telephone: (708) 293-4050
                                          Facsimile: (708) 489-1544

                  With a copy to:  Shefsky & Froelich Ltd.
                                          444 North Michigan Avenue - Suite 2500
                                          Chicago, IL  60611
                                          Attention: Mitchell D. Goldsmith, Esq.
                                          Telephone: 312-836-4006
                                          Facsimile: 312-527-3194

                  If to a Series B Holder: At its address as shown on the stock records of the Company.

and if to any other holder of capital stock of the Company, at its address as shown on the stock records of the Company or, in any case, such other address as any such party shall deliver to the Company.

         d. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Series B Holders against impairment.

         IN WITNESS WHEREOF, the Company has executed this Certificate of Designations as of the 30th day of October, 2001.

                                        UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                        By:  /s/ Jerome J. Hiss
                                             -----------------------------------
                                             Jerome J. Hiss
                                             Secretary